Exhibit 10.8(d)
THIRD AMENDMENT
OF
U.S. BANK
OUTSIDE DIRECTORS DEFERRED COMPENSATION PLAN
(2005 Statement)
The U.S. Bank Outside Directors Deferred Compensation Plan (the “Plan”) (2005 Statement) is amended in the following respects:
1.PLAN. Effective January 1, 2025, the Plan is amended by revising Section 1.1(19) to read in full as follows (and all other references to the name of the Plan revised as appropriate, including the cover page):
(19) The term “Plan” shall mean the U.S. Bank Outside Directors Deferred Compensation Plan (2005 Statement).
2.MEASUREMENT FUNDS. Effective January 1, 2025, the Plan is amended by revising Section 4.2(c) to read in full as follows:

(c)
Measurement Funds. A Participant must elect at least one of the Plan’s Measurement Funds for the purpose of determining the manner in which such Participant’s Deferred Compensation Account Balance is to be adjusted. The Measurement Funds shall be prescribed from time to time by the Investment Committee in its sole discretion. The Measurement Funds may, but are not required to, include a Company stock fund, which will be invested in Shares, mutual funds and a money market fund. The BAC shall determine in its sole discretion rules and procedures for the election of Measurement Funds by Participants and for implementing changes in Measurement Funds. The Participant’s requested election of the Measurement Fund or Funds shall be duly considered, but is not required to be approved. Subject to any transition rules determined by the Investment Committee or the BAC, in their sole discretion, changes in Measurement Funds shall be effective on the date specified by the Investment Committee or the BAC.

3.Effective January 1, 2025, the Plan is amended by revising Section 5.10 to read in full as follows:
5.10     Timing of Actual Distributions.     Any distribution or payment of any portion of a Participant’s Deferred Compensation Account Balance shall be treated as made as of the date designated under the applicable provisions of this Article V only if such distribution or payment actually occurs by the applicable deadline permitted for such distribution or payment under Code Section 409A and the regulations and administrative guidance issued thereunder.

4.Effective January 1, 2025, the Plan is amended by revising Section 9.1 to read in full as follows:
9.1 Amendment. The Company, by action of its Board of Directors or the Compensation Committee of the Board of Directors, reserves the right at any time and from time to time, whether prospectively, retroactively, or both, to terminate, modify or amend, in whole or in part, any or all provisions of the Plan, without notice to any person affected by this Plan. This power includes the right at any time and for any reason deemed sufficient by it to terminate or curtail the benefits of this Plan with regard to persons expecting to receive benefits in the future and/or persons already receiving benefits at the time of such action. No modification of the terms of this Plan shall be effective unless it is adopted or ratified by the Board of Directors or the Compensation Committee of the Board of Directors. No oral representation concerning the interpretation or effect of this Plan shall be effective to amend the Plan. All of the power and authority granted to the Company pursuant to this Section may also be exercised by the BAC, except the BAC may not amend the Plan in a manner that materially increases and decreases the benefit of a Director of the Company (unless the Board of Directors or the Compensation Committee explicitly delegate this authority to the BAC).
4.SAVINGS CLAUSE. Save and except as expressly amended above, the Plan shall continue in full force and effect.

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